Filed Pursuant to Rule 433(d)

Registration Statement No. 333-178202

AB SVENSK EXPORTKREDIT (publ)

(Swedish Export Credit Corporation or SEK)

Pricing Term Sheet

Issuer:	Swedish Export Credit Corporation
Principal Amount:	US$50,000,000.00
Maturity Date:	March 14, 2032
Issue Price:	100.000% of principal amount
Benchmark:	N/A
Coupon:	3.91% per annum
Coupon Payment Dates:	Semi-annually, in arrears on the 14th of every March and September commencing on (and including) September 14th, 2014 to (and including) the Maturity Date
Re-Offer Yield:	N/A
Net Proceeds to Issuer:	US$50,000,000.00
Optional Redemption:	Only after the occurrence of certain tax events, at 100.000% of the principal amount thereof plus accrued and unpaid interest to the redemption date
Redemption Price:	100.000% of notional amount
Business Days:	New York and London
Business Days Convention:	30/360 (following, unadjusted)
Legal Format:	SEC Registered US Medium Term Note Program
Governing Law:	New York
Pricing Date:	February 26, 2014
Settlement Date:	March 14, 2014
Call Option:

The Issuer has the right to call the Notes, in whole, but not in part, on March 14, 2022 only, for 100% of the principal amount plus accrued and unpaid interest to and including March 14, 2022, provided that the Issuer gives at least 5 Business Days’ prior written notice.

CUSIP:	00254EMA7
ISIN:	US00254EMA72
Joint Agents:	Barclays Capital Inc. and Deutsche Bank Securities Inc.
Denominations:	US$1,000 with integral multiples of US$1,000 in excess thereof
Settlement:	DTC
Listing:	None

This communication is intended for the sole use of the person to whom it is provided by us.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-227-2275 or Deutsche Bank Securities Inc. toll-free at 1-800-503-4611.